UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2008

CERADYNE, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-13059	33-0055414
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3169 Red Hill Avenue, Costa Mesa, CA	92626
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 549-0421

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.     Regulation FD Disclosure

On August 11, 2008, Ceradyne, Inc. (“Ceradyne”) completed its previously announced acquisition of SemEquip, Inc. (“SemEquip”) pursuant to a merger of Ceradyne’s wholly-owned subsidiary, SEI Acquisition Co., with and into SemEquip. As a result of the merger, SemEquip is now a wholly-owned subsidiary of Ceradyne.

Ceradyne paid approximately $25.0 million in cash at closing, using a portion of its existing cash to make this payment. In addition, Ceradyne will pay contingent consideration of up to $100.0 million in cash during the 15-year period following completion of the merger based upon revenues achieved over that period by SemEquip.

Based in North Billerica, Massachusetts, SemEquip is a leader in the development of cluster ion implantation sub-systems and advanced ion source materials for the manufacture of logic and memory chips. SemEquip has a significant patent portfolio related to the use of cluster chemicals in semiconductor ion implantation. SemEquip’s technologies enable the utilization of cluster beam ion implantation for manufacturing advanced integrated circuits at low cost and high throughput rates.

There were no material relationships between Ceradyne or any of its affiliates, on the one hand, and SemEquip or any of its affiliates, on the other hand, except with respect to the transaction.

Ceradyne issued a press release on August 12, 2008, announcing the completion of the acquisition. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 9.01.      Financial Statements and Exhibits.

(d)      Exhibits.

Exhibit Number	Description

99.1	Press Release dated August 12, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERADYNE, INC.

August 12, 2008	By:	/s/ Jerrold J. Pellizzon

Jerrold J. Pellizzon Chief Financial Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated August 12, 2008

4